EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Digitas Inc. for the registration of 22,874,683 shares of its common stock and to the incorporation by reference therein of our report dated January 23, 2004, with respect to the consolidated financial statements and financial statement schedule of Digitas Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

August 9, 2004